Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the use in the Form SB-2 Registration Statement and Prospectus of Lucas Energy, Inc. of our report dated June 24, 2007, accompanying the financial statements of Lucas Energy for the year ended March 31, 2006, and the related statements of operations, stockholders’ equity and cash flows from the period from inception on April 6, 2005 through March 31, 2006.   We also consent to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in the Prospectus.

/s/ MOORE & ASSOCIATES, CHARTERED

Moore & Associates Chartered

Las Vegas, Nevada

November 20, 2007